Exhibit 99.1

CONSOLIDATED WATER CO. LTD. REPORTS 2005 OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (March 16, 2006) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today reported its operating results for the fourth quarter and year ended December 31, 2005.

(Note: All per-share amounts in this press release are adjusted for a 2-for-1 stock split distributed to shareholders August 25, 2005.)

For the quarter ended December 31, 2005, total revenue increased 40.3% to approximately $7.4 million, compared with approximately $5.3 million in the fourth quarter of 2004. Net income decreased to $1,649,499, or $0.13 per diluted share, versus $2,085,389, or $0.17 per diluted share, in the quarter ended December 31, 2004.

For the year ended December 31, 2005, the Company’s total revenue increased 12.5% to a record of approximately $26.2 million, versus total revenue of approximately $23.3 million in the year ended December 31, 2004. Net income declined to $5,514,258, or $0.45 per diluted share, in 2005, compared with net income of $6,197,383, or $0.53 per diluted share, in the previous year. The weighted average number of fully diluted shares outstanding increased to 12,161,407 in the year ended December 31, 2005, versus 11,759,010 in the year ended December 31, 2004.

Net income in the fourth quarter and year ended December 31, 2004 included a one-time gain of $591,404 (equivalent to $0.05 per diluted share) attributable to an insurance recovery with respect to Hurricane Ivan.

Retail water sales increased 10.6% to approximately $13.4 million in the most recent calendar/fiscal year, when compared with approximately $12.1 million in 2004. Bulk water sales increased 13.8% in 2005 to approximately $11.7 million, versus approximately $10.3 million in the year ended December 31, 2004. Revenue from services increased 22.7% to approximately $1.1 million in the most recent year, compared with approximately $0.9 million in the previous year.

Gross margin on Retail sales improved to 59.8% in 2005, versus 56.6% in 2004, while the 2005 gross margin on Bulk sales narrowed to 16.1%, compared with 24.3% in the previous year.

“From an operational perspective, our business improved throughout the year as customers in the Cayman Islands repaired the damage sustained to their properties as a result of Hurricane Ivan, new construction activity accelerated, and tourism recovered,” stated Rick McTaggart, President and Chief Executive Officer of Consolidated Water Co. Ltd. “For the year as a whole, we achieved record revenues in both our retail and bulk water business segments.”

“We completed the construction of a new and enlarged Britannia plant on Grand Cayman and were quite effective in containing our direct costs, thereby allowing the Retail Gross margin to expand to 59.8% of revenues last year, from 56.6% in 2004. Gross margin declined in our Bulk Water business segment, due primarily to high plant maintenance costs in Belize and Nassau, along with increased energy costs associated with a membrane fouling problem at our Windsor plant in Nassau that we believe has now been resolved. We ended the year with an outstanding fourth quarter, when total revenues increased more than 40% and operating income, excluding a one-time gain in the 2004 quarter that was attributable to an insurance recovery with respect to Hurricane Ivan, achieved record levels, increasing 20.8%.”

“During the first two months of 2006, performance of the Cayman Retail segment has been outstanding,” continued Mr. McTaggart. “Aided by additional demand from the growing-in period of the Ritz Carlton golf course and the re-seeding of the Safe Haven golf course, volumes are exceeding 2005 levels by more than 50%. While we do not expect full year gains to continue at such a strong rate, this represents a welcome start to 2006, and we are carefully monitoring demand to determine whether additional production capacity will be necessary later in the year.”

“From a strategic perspective, 2005 was a year in which we, metaphorically, ‘coiled the spring’ for future growth,” observed Jeffrey Parker, the Company’s Chairman of the Board. “Progress in a number of areas set the stage for further gains in 2006 and beyond. One of our Bulk contracts involving the Lower Valley plant in Cayman, which was due to expire in March 2006, was renewed late last year for a further seven-year period on similar terms. We were also asked to increase the plant’s capacity by 33%, from 800,000 US gallons per day (USgpd) to 1.1 million USgpd, and this plant expansion was completed in mid-January 2006. The additional production capacity is not yet being fully utilized, since our customer, Water Authority – Cayman, is installing new pipelines to service the entire north coast of Grand Cayman, including the Rum Point and Cayman Kai developments; and the northeast coast, where a new Mandarin Hotel is to commence construction this year.”

“Completion of a new 1 million US gallon storage tank at our plant facility in Belize, will allow us to handle further growth on the island of Ambergris Caye, where most of the tourism infrastructure in that country is located. A new privately-funded bridge was recently constructed to access the northern part of the island, where considerable and relatively large-scale development projects are currently underway. One developer has extended the existing water distribution system beyond the bridge, and we expect to increase the capacity of our seawater conversion plant by approximately 23% in order to satisfy demand from this new market area.”

“Construction is proceeding at a feverish pace on our new 7.2 million USgpd Blue Hills plant in Nassau in the Commonwealth of the Bahamas, which will become the Company’s largest single market following the plant’s completion,” continued Mr. Parker. “Partial production is anticipated by late April, with final completion expected, essentially on schedule, in late July 2006. Construction of a new 700,000 Usgpd plant at Bar Bay on the island of Tortola, in the British Virgin Islands, is well advanced, and start-up of water production is scheduled for the third quarter of 2006.”

“In terms of potential new contracts, we have pre-qualified (with four other companies) to bid on a new 600,000 Usgpd (expandable to 1.2 million Usgpd) water desalination plant at Tynes Bay in Bermuda. Along with partners, we are submitting pre-qualification data to bid on substantial water and wastewater projects in Barbados. We are also actively pursuing a number of other opportunities that are not the subject of open bid contracts,” concluded Mr. Parker.

The Company will host a conference call at 11:30 a.m. EST on Monday, March 20, 2006. Shareholders and other interested parties may participate in the conference call by dialing 800-322-0079 (international/local participants dial 973-409-9258) and referencing the ID code 7133592, a few minutes before 11:30 a.m. EST on March 20, 2006. A replay of the conference call will be available two hours after the completion of the conference call from March 20, 2006 until March 27, 2006 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 7133592.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. Consolidated currently operates water production and/or distribution facilities in the Cayman Islands, The British Virgin Islands, Barbados, Belize and The Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEET

(Expressed in United States Dollars)

	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$11,955,589	$9,216,908
Accounts receivable, net	5,659,975	4,879,410
Insurance claim receivable	—	1,932,905
Inventory	2,032,209	1,629,348
Prepaid expenses and other current assets	858,870	625,563
Current portion of loans receivable	669,855	924,020

Total current assets	21,176,498	19,208,154
Loans receivable , including $800,000 from affiliate	2,436,702	2,270,326
Property, plants and equipment, net	32,667,615	27,218,589
Construction in progress, including interest of $375,000 and $nil in 2005 and 2004, respectively	12,172,402	1,642,813
Other assets	534,368	424,564
Investment in affiliates	11,317,731	11,070,848
Intangible assets, net	4,491,501	5,421,381
Goodwill	3,568,374	3,568,374

Total assets	$88,365,191	$70,825,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Dividends payable	$828,709	$783,854
Accounts payable and other liabilities	3,939,538	3,860,511
Current portion of long term debt	3,472,330	3,733,144

Total current liabilities	8,240,577	8,377,509
Long term debt, including Series A bond issue of $10,000,000	19,378,212	12,856,226
Security deposits and other liabilities	349,628	357,957
Minority Interest in Waterfields Company Limited	833,695	861,463
Total liabilities	28,802,112	22,453,155

Commitments	—	—
Stockholders’ equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 32,304 shares in 2005 and 27,842
shares in 2004	19,382	16,705
Class A common stock, $0.60 par value. Authorized 19,680,000 shares; issued and outstanding 12,181,778 shares in 2005 and
11,506,970 shares in 2004	7,309,066	6,904,183
Class B common stock, $0.60 par value. Authorized 120,000
shares; issued and outstanding $nil shares for 2005 and $nil
shares for 2004	—	—
Stock and options earned but not issued	28,802	20,746
Additional paid-in capital	35,338,235	27,281,728
Retained earnings	16,867,594	14,148,532
Total stockholders’ equity	59,563,079	48,371,894

Total liabilities and stockholders’ equity	$88,365,191	$70,825,049

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in United States Dollars)

		For the year ended December 31,
	2005	2004	2003
Retail water sales	$13,372,103	$12,089,491	$10,918,151
Bulk water sales	11,724,438	10,303,074	7,045,761
Services revenue	1,090,664	888,848	1,090,293

Total revenues	26,187,205	23,281,413	19,054,205

Retail cost of sales	5,369,550	5,250,372	4,972,300
Bulk cost of sales	9,832,109	7,798,225	5,776,555
Services cost of sales	631,149	623,116	491,593

Total cost of sales	15,832,808	13,671,713	11,240,448

Gross profit	10,354,397	9,609,700	7,813,757
General and administrative expenses	6,145,211	5,138,182	3,775,357
Net insurance recovery from Hurricane Ivan	—	591,404	—

Income from operations	4,209,186	5,062,922	4,038,400

Other income (expense):
Interest income	208,375	81,560	82,334
Interest expense	(885,628)	(682,744)	(1,163,637)
Other income	562,097	533,974	438,022
Equity in earnings of affiliate	1,390,314	1,284,080	826,029

Other income, net	1,275,158	1,216,870	182,748

Income before income taxes and minority interest	5,484,344	6,279,792	4,221,148
Provision for income taxes benefit (expense)	2,146	(30,150)	(23,743)
Minority interest recovery (expense)	27,768	(52,259)	(20,324)

Net income	$5,514,258	$6,197,383	$4,177,081

Basic earnings per common share	$0.47	$0.54	$0.42

Diluted earnings per common share	$0.45	$0.53	$0.41

Weighted average number of common shares used in the determination of:
Basic earnings per share	11,767,573	11,474,264	9,834,366

Diluted earnings per share	12,161,407	11,759,010	10,075,060

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in United States Dollars)

	For the year ended December 31,
	2005	2004	2003
Cash flows provided by (used in) operating activities
Net income	$5,514,258	$6,197,383	$4,177,081
Add (deduct) items not affecting cash
Depreciation	2,156,478	2,079,475	1,699,140
Amortization of intangible assets and bank fees	1,031,585	1,017,207	1,318,102
Stock compensation on share grants	256,032	155,388	138,750
Net loss on disposal of fixed assets	37,585	1,331,563	—
Undistributed income from affiliates	(1,875,508)	(1,718,338)	(1,060,188)
Minority interest (recovery)	(27,768)	52,259	20,324
Increase in accounts receivable	(780,565)	(1,019,914)	(82,939)
(Increase) decrease in insurance claim receivable	1,932,905	(1,932,905)	—
Increase in inventory	(402,861)	(83,163)	(10,088)
(Increase) decrease in prepaid expenses and
other assets	(233,307)	(29,177)	60,041
Increase in other assets	—	(9,239)	—
Increase (decrease) in accounts payable and
other liabilities	224,067	1,788,267	230,725
Increase (decrease) in other liabilities	(8,329)	5,462	15,878

Net cash provided by operating activities	7,824,572	7,834,268	6,506,826

Cash flows provided by (used in) investing activities
Purchase of property, plant and equipment	(6,246,251)	(1,101,030)	(1,726,667)
Construction in progress	(11,926,428)	(1,614,857)	(433,193)
Business combinations, net of cash acquired	—	—	(19,495,005)
Investment in affiliate	1,628,625	681,750	(8,961,622)
Loan to affiliate	(800,000)	—	—
Collection of loans receivable	887,789	1,098,732	970,492
Proceeds from sale of property, plant and equipment	—	20,000	—

Net cash provided by (used in) investing activities	(16,456,265)	(915,405)	(29,645,995)

Cash flows provided by (used in) financing activities
Net proceeds from credit facility	—	—	27,187,035
Dividends declared and paid	(2,750,341)	(2,564,092)	(1,924,067)
Net proceeds from issuance of stock	8,071,052	432,424	19,037,034
Net proceeds from issuance of Series A bonds	9,788,491	—	—
Principal repayments of long term debt	(3,738,828)	(3,807,211)	(13,492,213)

Net cash provided by (used in) financing activities	11,370,374	(5,938,879)	30,807,789

Net increase in cash and cash equivalents	2,738,681	979,984	7,668,620
Cash and cash equivalents at beginning of year	9,216,908	8,236,924	568,304

Cash and cash equivalents at end of year	$11,955,589	$9,216,908	$8,236,924

Interest paid in cash	$1,152,262	$591,795	$770,438
Interest received in cash	$197,584	$81,560	$81,836
Incomes taxes paid	$14,138	$14,281	$40,090